Exhibit 99.1

Excerpts from Private Placement Memorandum

Anpath Group, Inc. (“Anpath”, the “Company”, “we” or “us”) through our wholly-owned subsidiary EnviroSystems, Inc. (“ESI”), produces disinfecting, sanitizing and cleaning products designed to help prevent the spread of infectious microorganisms, while minimizing the harmful effects to people, application surfaces and the environment.  We believe that the ability to destroy a wide-range of disease-causing microorganisms combined with a favorable profile for health and environmental effects makes our products ideal for use in a wide range of applications/markets that are in need of disinfection/cleaning products that are safe to use and non-toxic.

We are directed by our mission to “Provide a healthier today and a safer tomorrow through knowledgeable people and innovative infection prevention, decontamination, and health science technologies, products, and services.”  We intend to utilize our technology and resources to develop products that reduce biological risks without introducing the attendant chemical risks that are so prevalent today.

It is this focus on developing safe infection prevention technologies that we believe will position us in the forefront of the industry at a time when there is rapidly growing awareness of the critical need to prevent biological risks — both natural and man-made.

Primary Technology Platform

We have developed and have trade secret rights to what we believe to be a unique and proprietary Parachlorometaxylenol (more commonly known as PCMX) based chemical emulsion biocide technology platform.  PCMX has been widely used as an antimicrobial in surgical hand and skin scrubs.  Based on this technology, we have developed a portfolio of efficacious disinfectants/sanitizers/cleaners that achieve bio-decontamination without using toxic & corrosive chemicals.  Our PCMX chemical emulsion biocides have the following characteristics:

•	They kill a wide range of infectious microorganism, including MRSA;

•	They minimize harmful effects to people and do not cause skin, eye, pulmonary, oral or dermal irritation;

•	They are non-corrosive (EnviroTru®/EnviroTru® 1453 are included in the Boeing Qualified Products List (QPL) and conform with AMS-1452A, 1453 & D6-7127 Aircraft Corrosion Specifications); and

In addition to the foregoing benefits, we also believe that our proprietary PCMX chemical emulsion biocide technology will act as a barrier to competition.

Product Categories

We believe that the concept of an easy-to-use and effective line of decontaminants that fits with a favorable environmental profile offers us a unique opportunity to differentiate our products in multiple infection prevention markets. It is our intention to use the unique characteristics of our chemical emulsion technology to build acceptance of our decontaminants as an alternative which is significantly different from other biocidal products that currently dominate the marketplace.  We are exploiting our technology platform to establish a broad product portfolio in the following categories:

•	Surface care products - disinfectants, sanitizers and cleaners (including wipes);

•	Animal care products - skin and hoof care treatment and animal shampoo;

•	Personal care products – antimicrobial hand soaps, hand sanitizers and facial scrubs (including wipes); and

•	Geo-Biocides – biocides for use in the oil and gas industry.

Surface Care Products

We believe that convenience, safety, the effect on air quality and environmental responsibility are increasingly playing a greater role in the buying decision for surface cleaners/disinfectants. We believe that consumers in general have become more health conscious and at the same time have grown more concerned about the effect that traditional cleaners/disinfectants have on internal and external environments.  Often consumers are required to settle for a trade-off between effectiveness and environmental friendliness.  We believe that our surface care products will provide consumers with products that are both efficacious and safe for the environment.

Our surface care products include the following.

•
EnviroTru® Disinfectant & Cleaner Deodorizer, which is a multi-purpose, ready-to-use disinfectant, sanitizer and deodorizing cleaner for use on hard surfaces. EnviroTru® is effective against numerous organisms without causing any adverse effects to surfaces, humans or the environment. EnviroTru® is registered by the Environmental Protection Agency (EPA) and meets EPA requirements for Toxicity Category IV (minimal effects noted, no precautionary or first aid statements required; no harmful dermal, ocular, inhalation or ingestion effects). EnviroTru® also conforms to AMS 1452A, AMS 1453 and Boeing D6-7127 specifications for non-corrosion and materials compatibility. EnviroTru® has no special handling requirements, does not require protective clothing, gloves or special ventilation and is non-flammable.

EnviroTru® is also effective for use in animal housing facilities, including veterinary clinics, farms, equine farms, kennels, livestock houses, swine houses, poultry houses and laboratories.  When used as directed, EnviroTru® will clean, deodorize and disinfect veterinary feeding and watering equipment, utensils, instruments, cages, kennels, stables, catteries, etc.

•
EnviroTru® 1453 Disinfectant & Cleaner Deodorizer, which is a multi-purpose, ready-to-use disinfectant, sanitizer and deodorizing cleaner for use on aircraft hard surfaces, including exterior and interior surfaces such as cabins, toilets, sinks, faucets, counter tops and luggage compartments. EnviroTru®1453 conforms to AMS 1452A, AMS 1453 and Boeing D6-7127 specifications for non-corrosion and materials compatibility. EnviroTru®1453 is registered by the Environmental Protection Agency (EPA) and meets EPA requirements for Toxicity Category IV (minimal effects noted, no precautionary or first aid statements required; no harmful dermal, ocular, inhalation or ingestion effects).  EnviroTru®1453 has no special handling requirements, does not require protective clothing, gloves or special ventilation and is non-flammable.

•
SurfaceTru™ Deodorizing Cleaner, which is a powerful, multi-purpose cleaner and deodorizer that’s safe for use on a variety of surfaces.  SurfaceTru™ is effective for removing dirt and grime and is gentle to application surfaces, safe for the user and friendly to the environment. It has no special handling requirements, does not require protective clothing, gloves or special ventilation and is non-flammable.

•
SurfaceTru™ Cleaning & Deodorizing Wipes, which are powerful cleaning and deodorizing wipes that are packaged in their own individual foil wrappers for easy portability. Each wipe opens to a large, 9” x 8” durable cloth with a smooth finish that can be conveniently used on a variety of surfaces. SurfaceTru™ Wipes can be carried with you for use when an immediate need for an effective, yet gentle cleaner arises.

•
Electrostatic Sprayers.   In addition to the foregoing products, we also market electrostatic sprayers produced by Electrostatic Spraying Systems, Inc. (“ESS”) which may be used to apply our liquid surface care products to the target surfaces. Electrostatic sprayers provide superior spray coverage by more effectively dispensing solutions compared to conventional sprayers; tests have demonstrated 4-10 times better coverage. Electrostatic sprayers operate by producing highly charged spray droplets using a unique embedded induction electrode design. This induction charging results in spray droplets that have a force of attraction that is 75 times that of gravity. This means droplets will reverse direction and move upwards, against gravity, to coat hidden surfaces, and wrap around objects resulting in complete, even coverage of the target. When using an electrostatic sprayer it is possible to deliver ESI’s liquid disinfectants and cleaners to difficult to reach locations that may harbor disease-causing microorganisms.

In October 2008, we announced that ESI entered into a prime distributor agreement with ESS.  Using ESS electrostatic sprayers in conjunction with our EnviroTru® Disinfectant Cleaner creates an electrostatically charged decontamination system which provides an efficient system to quickly administer EnviroTru® Disinfectant Cleaner to large areas, difficult to reach spaces, or to high-traffic areas that require frequent treatment. This system substantially improves the bio-availability of EnviroTru®.  The result is reduced manpower costs and simultaneously improved coverage, reducing the threat of disease-causing microorganisms.  In summary, the system offers an extremely efficient, cost-effective way to realize the advantages of EnviroTru®.

Future Surface Care Products

We are conducting research and development and are planning to reintroduce a hospital grade disinfectant product to replace one of our earlier products called EcoTru®.  The reformulated disinfectant is expected to demonstrate through testing that it will effectively kill numerous bacteria, fungi, and viruses, including MRSA, Hepatitis B and C, HIV, herpes and influenza. Likewise, in addition to being highly effective as a disinfectant, our reformulated hospital grade product is expected to occupy a unique position in the market place, combining this microbial effectiveness in a disinfectant product which will also have a favorable profile for health and environmental effects.

Animal Care Products

We believe that the microorganism killing properties of our products, combined with their safety profile, make them ideally suited for use as a topical treatment for skin ailments caused by microorganisms.  We have worked to develop products for use on animals and have focused initially on the equine market with the introduction of EquineTru® Skin and Hoof Treatment.  EquineTru® Skin & Hoof Treatment is an antiseptic that may be used to rapidly, safely and effectively treat common skin and hoof conditions caused by microorganisms without irritating a horse’s skin or drying out its hoofs.  The active ingredient used in EquineTru® Skin and Hoof Treatment, PCMX, has been widely used as an antimicrobial in surgical hand and skin scrubs and it is successfully used as a topical antiseptic for skin and mucous membranes.  It is also used as a fungicide in a variety of applications.  EquineTru® Skin and Hoof Treatment has been reviewed and cleared for market by the Center for Veterinary Medicine (CVM), a division of the U.S. Food and Drug Administration (FDA). Its use is permitted for United States Equestrian Federation (USEF) and Fédération Equestre Internationale (FEI) regulated competitions.

Future Animal Care Product Considerations

We are working on developing several variations of EquineTru® Skin and Hoof Treatment for specific application, an animal shampoo and skin treatments for household pets.

Personal Care Products

Personal care products such as antimicrobial hand soaps and hand sanitizers, have traditionally been purchased by hospitals and health clinics.  However, due to an increased awareness of germs and transmission of disease, individual consumers as well as institutional buyers such as health clubs, schools, restaurants and grocery stores are increasingly purchasing these products.  These consumers, however, appear to have little understanding of the benefits and/or adverse consequences of the products they choose.

In response to what we believe will be an increasing market for these products, we are developing our KeraTru™ Personal Care line of products which will include hand sanitizers and antimicrobial soaps.  Our KeraTru™ personal care line of products are safe and include several alcohol free products and we believe that they are more than or as effective as the leading brands.

Geo Biocides

In response to requests from members of the oil & gas industry for a non-toxic but effective disinfectant to replace toxic biocides used in hydraulic fracturing, we developed GeoTru™ Concentrate designed to be used as a “down-hole” biocide in the oil & gas industry.  GeoTru™ Concentrate is a surfactant-based anionic chemistry with extended shelf life that is effective when used under aerobic or anaerobic conditions.  It is active over a wide pH range and is non-oxidizing and nonreactive with other down-hole chemistries and designed to be used particularly in hydraulic fracturing.

Market Opportunity

We believe that in today’s environment there are heightened concerns about microbial contamination, both natural and man-made. Microbial contaminants can be the cause of minor infection, or potentially, of life threatening illness.  Increased awareness of the risk of potential disease transmission, by both medical and lay communities and growing pressure to reduce this risk, has resulted in increased demand for decontamination products.  At the same time, demand for products that are environmental safe and non-toxic is also growing.

In response to this increasing demand, a growing number of products designed to kill potential contaminants are becoming available.  Such products are commonly used by the medical, veterinary, aviation, janitorial, food service and leisure (hotels and cruise ships) industries, the military and recently the oil and gas industry. However, we believe that the vast majority of these products represent challenges to the environment as evidenced by the warnings on their labels. This conflict between efficacy and safety has resulted in a dilemma for the consumer and an opportunity for us.

Oil and Gas Industry Opportunity.

Although we have not commenced sales of our Geo-Biocides, we believe that sales to the oil and gas industry of our Geo-Biocides present perhaps the greatest market opportunity for our products.  Liquid biocides are utilized in the oil and gas industry in a process referred to as “hydraulic fracturing.”  Hydraulic fracturing is a process which involves pumping very large volumes of fluids into rock formations to improve oil and gas extraction process.  The fluids used in hydraulic fracturing generally consist of water mixed with sand, friction reducers, scale inhibitors, surfactants and biocides.  The mixture is pumped into fractures of rock formations containing oil and gas to open up the fractures and improve the efficiency of the removal process.

Many of the chemicals currently used to treat the water used in hydraulic fracturing are considered toxic and potentially harmful by the EPA. This poses environmental concerns since only about 82% of the solution returns to the surface.  We were approached by participants in this industry seeking a better solution and a replacement for the toxic biocides used during hydraulic fracturing and in response developed GeoTru™ Concentrate as a replacement for the biocides used during hydraulic fracturing.  Based upon preliminary discussions with potential customers in the oil and gas industry, they estimate that they would require approximately 700,000 gallons of liquid biocide on an annual basis.

We believe that in response to rising energy cost demand for well stimulation and enhanced oil recovery methods to maximize output of existing oil and gas wells will grow which will in turn provide a wide range of opportunities for the suppliers of both formulated oilfield chemicals and their raw materials. We believe that demand for well stimulation material will grow 14% annually through 2012 and we believe the US well stimulation material industry to be $2.8 billion, compared to the $5.4 billion oil-field chemical industry.

Surface Care Products Opportunity

We believe that nosocomial infections (infections acquired while an individual is in a hospital) affect approximately 2 million people annually, cause approximately 80,000 deaths in the US per year, and cost the economy over $4.5 billion annually in direct costs. In addition, approximately eighty million cases of food poisoning occur annually in the US with associated costs of $7.6 — $23 billion. Threats of pandemic or bioterrorist attack and health safety after hurricanes, tornadoes, and other natural disasters pose enormous infection prevention challenges. Growing concerns over the safety of cleaning and decontamination products currently used in public places (causes for allergic and asthmatic type reactions) are also on the rise.  Many of these potential threats can be addressed through the use of anti-microbial surface care products.

Our infection prevention products will target a United States market for infection prevention products and services estimated at $10.3 billion in 2006 and expected to grow 4.6% annually to $11.8 billion in 2009. It is further estimated that consumables/disposables constitute 91% of this market. The total global demand is believed to be approximately 3-3.5 times that of the U.S. The demand for disinfectants in the U.S. is estimated to be between $2.2 billion and $2.5 billion in the same period.   The world demand is at least two (2) fold and growing at a similar pace.

In the U.S., although all-purpose surface cleaner sales are expected to dip to around $1.3 billion by 2010, market researchers expect environmentally friendly and non-toxic products to increasingly gain market share. Additionally, the market for surface cleaner cloths and wipes is expected to grow to more than $500 million by 2010.

Recently we announced the selection of our EnviroTru® Disinfectant and Deodorizing Cleaner as the disinfectant of choice by the Washington, DC Metropolitan Area Transit Authority (Metro), the second largest rail transit system and the fifth largest bus network in the United States.  Metro plans to intensify its “Cleaning for Health” initiative utilizing EnviroTru® Disinfectant and Deodorizing Cleaner in conjunction with electrostatic sprayers to provide an electrostatically charged decontamination system. The Metro program is a two-part program and includes a seasonal flu prevention program as well as safe guarding the health of customers through regular application of EnviroTru® to Metro offices, stations, rail cars, buses and other vehicles. EnviroTru® will be used on high hand contact areas within the system such as door handles, hand rails, fare card machines, and other surfaces customers contact when passing through the transit system.  ESI had previously reported the signing of a Prime Distributor Agreement with ESS. We think Metro is the model for cleaning and infection prevention for transit systems everywhere and based on our experience with Metro we intend to expand our unique decontamination solution to other transit authorities worldwide.

Our airline disinfectant cleaner, EnviroTru® 1453 is used by multiple airlines, including several international carriers such as Korean Airlines, Asiana Airlines and Malaysian Airlines.  The product is a multi-purpose, ready-to-use disinfectant, sanitizer and deodorizing cleaner designed for use on aircraft hard surfaces, including exterior and interior surfaces, and conforms to AMS 1452A, AMS 1453 and Boeing D6-7127 specifications for non-corrosion and materials compatibility. Even at a time when expenses have increased sharply based on the cost of fuel there is a concern for safe infection prevention products and technologies in the airline industry.  EnviroTru® 1453 satisfies that need by killing a wide range of disease-causing microorganisms and at the same time it meets the industry standards for non-corrosion and material compatibility.  Airline customers are also comfortable with its extended use by their staff and in the presence of customers because of the Toxicity Category IV rating.

We also currently produce SurfaceTru™ cleaning & deodorizing wipes that to date have primarily been sold to JetBlue Airways.

While to date most of our product sales have been from domestic sources we are actively seeking to create international distribution channels.  We recently announced an agreement with our manufacturing partner, Minntech, to distribute our products in Japan.  We believe that our prior association with Minntech coupled with Minntech’s organization in Japan will provide us with the ability to shorten the required time to penetrate this sizeable and influential market.

“Green” Products Opportunity.

Positioned strategically to satisfy the “green movement”, we announced earlier this year the selection of its disinfectant, EnviroTru® for use by Every Supply Company, Inc. (ESCI) of Mt. Vernon, N.Y.  ESCI is one of the largest maintenance supply companies in the New York City metro area, currently serving over 1300 residential properties.  Every Supply Company, Inc. is focused on implementation of its Green Residential Cleaning program and is presently educating and “retrofitting” its customer base with new cleaning industry technologies that are safer, more efficient and environmentally preferable. ESCI states they are the only company currently working with all LEED certified high rise residential properties in New York City and have converted over 50 properties from conventional to green cleaning methods. The Leadership in Energy and Environmental Design (LEED) Green Building Rating System™ encourages and accelerates global adoption of sustainable green building and development practices through the creation and implementation of universally understood and accepted tools and performance criteria. ESCI reports that their products are currently in use at The Solaire, the first green residential tower in the United States; The Helena, Tribeca Green, The Verdesian, The Vanguard Chelsea, The Epic and Millenium Tower Residences.  To meet the increasing demand for those that desire to “live green” ESCI stated that several more properties will soon join the growing list of residences that are dependent upon the company to help provide environmentally sensitive structures.

Seeking to expand the use of our products into unique areas of need, ESI just entered into an agreement with Work Green Technologies, Inc. (“Work Green”) of Newport Beach, CA. to distribute EnviroTru® to sports venues and arenas worldwide.  This strategic partnership will allow us to offer customers an environmentally friendly alternative to the harmful and adverse effects of bleach and other cleaning agents currently used in various sports venues while allowing them to protect against MRSA, VRE and Staph.  EnviroTru® is effective on equipment, lockers, mats, floors and other surfaces within sports facilities.  ESI and Work Green intend to have a profound impact on athletic facilities and athletes by helping to reduce the possibility of the transmission of infectious diseases in these venues.  According to Work Green, the new distribution agreement with ESI could potentially represent sales of $8 to $10 million during the three (3) year term of the agreement.  These sales projections by Work Green are based on the existing sports arenas and other venues and the anticipated growth of that market segment.

We believe that the market for “green” cleansing and disinfecting products is growing and that consumers are increasingly looking to purchase natural cleansers.  However, although many so-called natural cleaners may be relatively harmless to the environment, we believe that they are less effective for cleaning and disinfection than our products.  As a result, consumers looking for a “green” alternative to more toxic cleansers are forced to sacrifice effectiveness in order to avoid so-called toxic chemicals. For example, the “active” ingredients in two commonly used cleaners that present themselves as “non-toxic,” Seventh Generation and Clorox’s Green Works, are coconut oil and water.

Formulations that disinfecting and cleaning action with gentleness and are environmentally safe and sustainable are preferred. In addition to our current products ESI has formulated, developed, and evaluated several formulations with pending patent applications that employ natural, naturally derived, and sustainable disinfecting, sanitizing, and cleaning ingredients including surfactants meeting the “CleanGredients” list and/or  those chemicals noted as GRAS (Generally Recognized As Safe).

We intend to target natural food distribution chains to market our products because we believe that consumers that shop at natural food stores are particularly concerned about the toxicity of the cleaners they purchase.  These informed buyers present us with a potentially large niche opportunity for our products.  We intend to partner with a distributor that will offer EnviroTru® as a solution that is “natural,” safe, eco-friendly and effective through the natural foods channels.

Institutional Opportunity.

We have broken down the potential institutional market into three segments – foodservice, janitorial and medical. All three segments prefer all-purpose cleaners to reduce the amount of time spent cleaning, as well as storage space. Also safety, particularly in the food services area, is paramount. The current cleaners on the market have forced these customers to make trade-offs in effectiveness versus safety.

Institutional customers are expected to be the fastest growing segment in this greater than $5 billion market, with surface cleaners comprising roughly 34% of the market, according to Kline & Co., a consulting and market research firm.

Animal Care Opportunity.

An economic study conducted by Deloitte Consulting LLP for the American Horse Council Foundation in 2005 reported that the equine industry contributed more than $25 billion to the annual U.S. gross domestic product with over 9.5 million horses in the U.S. and more than 2 million horse owners, making the equine market an important and lucrative segment of the animal care market.

Pet products are the fastest growing retail category with a growth rate of 6% annually, and eco-friendly pet products are beginning to take hold. For example, sales of pet body care products continue to grow through natural food stores, from $303 million in 2002 to more than $1.2 billion in 2005.

Our initial animal care product, EquineTru® Skin and Hood Treatment continues to be embraced and endorsed by leading riders, trainers, owners and veterinarians as a valuable tool in controlling difficult-to-treat skin and hoof conditions and is now featured in the SmartPak catalog and has been chosen to be featured in the Dover Saddlery catalog, internet catalog and company-owned stores. EquineTru® was reviewed and cleared for market by the Center for Veterinary Medicine (CVM), a division of the U.S. Food and Drug Administration (FDA). Further, its use is permitted for Unites States Equestrian Federation and Fédération Equestre Internationale (FEI) regulated competitions.

Micro Chemical Emulsion Technology

Our disinfectant products are manufactured using our micro-emulsion technology. Through the use of micro-emulsion technology, we are able to create a highly efficient delivery mechanism for parachlorometaxylenol, which is the antimicrobial ingredient used in our chemical emulsion formulations. We believe that our micro-emulsion technology allows our products to specifically target infectious microorganisms without harming higher life forms or the environment.Parachlorometaxylenol (“PCMX”)

PCMX is the active antimicrobial ingredient in our EcoTru®, EnviroTru®, EnviroTru® 1453, EquineTru®, and GeoTru™ products. PCMX has been used as an effective antimicrobial disinfectant ingredient for over five decades, both in the United States and in Europe. PCMX has been demonstrated to be effective against bacteria, virus, and fungal species. In other formulations using PCMX, its biocide activity has been limited due to the inability of such formulations to deliver PCMX because a water barrier exists between PCMX and microorganism membranes, which are both oily. Our chemical emulsion technology efficiently enables the delivery of PCMX across this barrier to the cell membranes.

In addition to its broad spectrum of activity, PCMX has a very low instance of allergic response (it has been used by the cosmetics industry for many years as a preservative) and it is degraded in the environment in both the presence and the absence of oxygen.

Micro-particle Anatomy

Observing the ESI chemical emulsions under a very high degree of magnification, one would see a suspension of micro-particles moving very rapidly in de-ionized water. Many of these particles are about 1/200th the width of a human hair. The center of the particles is oily or lipophilic, as is the target microbial membrane.

Incorporated into these micro-particles is PCMX biocide. The surface of each particle has a negative surface charge that is crucial to the targeting mechanism. There is an electrostatic attraction between these particles and the microbes. The selective targeting of the microbes by these micro-particles is the basis for the efficacy of our chemical emulsion products.

Micro-Emulsion Mechanism

The use of PCMX in an emulsion is the basis for our products efficacy. We believe that the physical/chemical properties of the emulsion particles and the electrostatic charge on the surface allows the particles to successfully target pathogenic microorganisms and deliver the biocide directly to the microorganisms' cell membrane, thereby improving efficacy.

By delivering the PCMX directly to the cell membrane, we have been able to reduce the concentration of the biocide PCMX to 0.2% and yet achieve disinfectant efficacy not seen at 15 to 25 fold higher concentrations.

In addition, we believe by targeting the microorganism membrane, it is not necessary to use an oxidizing biocide to kill the organism. Oxidizing biocides, such as bleach and hydrogen peroxide, are effective biocides but are indiscriminate, can be corrosive and require direct access to the microorganism. Also, a difference in cell surface architecture, which is the key to cellular identity, provide the mechanism by which our disinfectants micro-particles discriminate between microorganisms and provides the foundation and focal point for the antimicrobial effect of ESI disinfectants.

Manufacturing

Our liquid products are manufactured by Minntech Corporation, an EPA and FDA listed manufacturer. Effective August 2006, ESI entered into an agreement with Minntech, pursuant to which Minntech agreed to establish a dedicated manufacturing line at its manufacturing facility for our products. The agreement with Minntech has a term of three years, commencing after the date of the first shipment of commercial quantities of our product and provides for one year renewals. Our first shipment of commercial quantities occurred in September 2007. The agreement may be terminated by either of the parties upon  ninety days notice.

Our agreement with Minntech also includes dedicated warehousing facilities and distribution services for our products. Additionally, we may elect to utilize other customer and technical services offered by Minntech and we have the ability to expand our relationship with Minntech to take advantage of Minntech’s international manufacturing capabilities.

We believe that Minntech has the capabilities to continue to meet our volume requirements and specifications through the next several years and until we are ready to conduct our own in-house manufacturing and/or identify another contract manufacturer. All lots of product produced are subject to quality assurance standards established by EnviroSystems and Minntech provides a Certificate of Analysis with each lot produced, certifying inspection results and quality standards compliance. Additionally, we monitor vendor testing of raw materials and review production records to ensure EnviroSystems' procedures and specifications are followed throughout production.

Our cleansing wipes are manufactured by Diamond Wipes, headquartered in Ontario, CA.

Future Possible Self Manufacture Capability

Upon achieving sufficient levels of sales and revenues, we may pursue the development of in-house manufacturing capabilities which we believe might reduce our cost of goods sold and improve our control over our trade secrets. We believe that such a facility would cost approximately $2 million to develop and require approximately 20,000 to 80,000 square feet. Any such facility that we developed would also include quality assurance and research and development facilities in addition to manufacturing facilities adequate to produce our products.

Research and Development

During our most recent fiscal year, we have devoted approximately $500,106 to research and development activities, much of which have been focused on returning our hospital grade product to the market. While the return of the hospital grade product is our clear priority, we have ongoing development programs focused on expanding our chemical emulsion product platform. We remain opportunistic regarding synergistic product line extensions and we are pursing next generation disinfectants as well as a line of soaps, cleansers and hand sanitizers including products based on essential oils

Government Regulation

Products that make biocide claims are regulated by either the United States Environmental Protection Agency (“EPA”) or the United States Food and Drug Administration (“FDA”). Generally the line of demarcation is the intended use of the biocide; those used on inanimate objects are regulated by the EPA and those intended for use on living beings are regulated by the FDA. Disinfectant products such as ours are classified as “pesticides” and are subject to regulation by the United States Environmental Protection Agency (“EPA”), pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA) as amended by the Food Quality Protection Act (FQPA) of 1996. FIFRA generally requires that before any person can sell or distribute any pesticide in the United States, they must obtain a registration from the EPA. After completing the registration process and submission of all required data, an applicant's proposed product label is stamped when accepted by EPA and returned to the registrant for use upon the registered product package. Anyone who sells/distributes a pesticide (including antimicrobial products) also must register that product in every state in which they intend to sell/distribute the product.

Facilities at which a pesticide is produced also must be listed with the EPA. Upon registration, an establishment number is assigned. Annual pesticide production reports are required to be submitted to the EPA and other books and records must be maintained indicating the amount produced, repackaged/relabeled for the past year, amount sold/distributed for the past year within and outside of the U.S., and the amount to be produced/repackaged/ relabeled for the current year. Pesticide maintenance fees are required for registered products. Failure to pay registration and annual maintenance fees or provide necessary test data when requested by the EPA could result in the cancellation of an EPA registration.

EPA regulations also require registrants to report to the EPA new information concerning adverse effects associated with their products.

Three (3) of our products are registered with the United States Environmental Protection Agency and have EPA registered labels and have been assigned EPA Registration Nos. 70791-1 and 70791-2.  They are EcoTru®, EnviroTru®, and EnviroTru® 1453.  In addition, EnviroTru® and EnviroTru® 1453 are registered in all of the 50 States in the United States, the District of Columbia and Puerto Rico.

The FDA is an agency of the United States Department of Health and Human Services and is responsible for the safety regulation of most types of foods, dietary supplements, drugs, vaccines, biological medical products, blood products, medical devices, radiation-emitting devices, veterinary products, and cosmetics.

We have one current product cleared by the FDA, EquineTru® Skin & Hoof Treatment. EquineTru® was reviewed and cleared for market use by the Center for Veterinary Medicine (CVM); the branch of the FDA which regulates food, food additives, and drugs that are given to animals, including food animals and pets.

Like the EPA, facilities that produce drugs must be listed with the FDA and are open to inspection. FDA regulations also require producers to report information concerning adverse effects associated with their products.

Foreign Regulation

Although to date we have not had substantial international sales of our products, when we do sell products in foreign jurisdictions, we will be subject to foreign regulations. We expect that we will have to register our products in other foreign jurisdictions before we can realize substantial sales in such jurisdictions. Compliance with foreign requirements could require substantial expenditures and effort.

Competition

The market for products such as ours is highly competitive and we face competition from a number of companies, most of which have substantially greater brand name recognition and financial, research and development, production and other resources than we do.

Consumer, Institutional, Hospitality and Military

In the consumer and institutional markets our primary competitors include Johnson & Johnson, Ecolab, Inc., Clorox, Sensible Life Products, and Proctor & Gamble, and others all of which have products with recognized national brands that include Clorox, Lysol, Pine Sol, and industry specific products. Products used in the consumer markets and certain institutional markets like the hospitality industry generally compete based upon price. To date, relatively higher per unit costs of our product as compared to our competitors has limited our ability to compete in these markets. We believe an increased awareness of the need for safer biocides with environmentally correct profiles will aid our principal competitive advantages; comparatively favorable toxicity profile, efficacy, and environmental profile.

Oil and Gas

There are 34 dominant major oilfield chemical suppliers, led by the likes of Dow Chemical, BASF and Rhodia, with a remaining fragmented set of smaller competitors. Current competitive products are conventional biocides: Glutaraldehydes, Sodium hypochlorite (bleach) and chlorine dioxide. All are toxic and not eco-friendly. Electrochemically activated salt water has been used and is available; a green technology, but expensive.  The relevant trend is toward a reduction in the use of toxic biocides as increased environmental regulations make biocide applications more and more costly, and the potential for regulation requiring “greener” biocides a real possibility.

Animal Care

Our EquineTru® Skin & Hoof Treatment product competes in a market occupied by a wide range of large and small companies. Products in this market are largely sold through catalogs and by way of endorsements and word-of-mouth. To compete in this market, we must establish ourselves as a known entity and gain credibility, a process that we expect to be slow. However, we believe that because of our product’s toxicity profile we have the advantage of offering one product for both skin and hoof conditions. Many hoof care products are too toxic to use on the skin.

Healthcare

Our competitors in the Healthcare market include Johnson & Johnson, Clorox, STERIS Corporation, Caltech Industries, Sybron Dental Specialties, Inc., Reckitt Benkiser, Sensible Life Products, and Ecolab, Inc.

We believe that few competitive products have the same low-toxicity classifications assigned by the EPA to proprietary EcoTru® formulation, as well as the efficacy against a broad range of microorganisms and virulent pathogens that EcoTru®'s reissued labeling is expected to reflect.

Personal Care

Smaller companies typically account for less than 15% of sales in the liquid soap category while the consumer hand sanitizer category is dominated by the Purell (Pfizer) brand and Dial. Private label products represent a third of sales. Purell (GoJo) currently owns the institutional side of the market.

ESI’s planned KeraTru™ is expected to compete against current products based on greater effectiveness a lack of reactions and increased safety for kids.  Alcohol-based products lose their effectiveness within seconds of being applied to the skin; KeraTru™ hand products remain active well after being applied and leaves the skin feeling soft. KeraTru™ hand products are also antiseptic and hypoallergenic, benefits not included with alcohol-based products.  Finally, an alcohol-free, rinse free, and fragrance free KeraTru™ hand sanitizer is non-toxic and not dangerous for kids or adults (when properly applied).

Competitive Advantage.

Though there are many disinfectant products that are EPA-registered, when used as directed, the majority of these products incorporate chemicals that can be toxic, corrosive and potentially damaging to the environment. ESI eliminates the effectiveness-safety trade-off faced by consumers in the current market place.

Through a proprietary formulation method using parachlorometaxylenol (PCMX), the company offers effective disinfecting solutions with active ingredient concentration levels at one-to-two orders of magnitude lower than those of other disinfectants, eliminating any toxic or corrosive effects.

Unlike many competing products, ESI’s PCMX based chemical emulsion products do not require special handling or precautions, including no precautions for skin, eye, pulmonary, oral or dermal irritation. Additionally, products are nonflammable and environmentally responsible.

Intellectual Property

 We have not applied for patent protection for our proprietary PCMX formulation or for our micro-emulsion technology and instead rely upon trade secret protection for protection of our formula, formulation, micro-emulsion technology and manufacturing process. We continue to review our intellectual property protection policy and have evaluated the use of patent versus trade secret protection for our intellectual property. While we chose not to apply for patents on our formulation or micro-emulsion technology, in the future we may seek other available patent protection. In addition, based upon our review of industry practice, we determined that it is more common to rely upon trade secret protection, rather than patents to protect intellectual property, particularly when such intellectual property involves processes such as ours. We have instituted strict internal procedures to protect the trade secrets and have confidentiality and non-disclosure agreements in place with our current contract manufacturers as well as our potential new manufacturing partner.

We will continue to evaluate our current trade secret protection and may decide in the future, if available, to submit use or design patents in certain areas that will not require us to disclose the trade secrets that give our chemical emulsion products or future potentially patentable derivative products a competitive advantage. For example, we have several pending patent application for new product formulas that are produced through more traditional processes than our chemical emulsion technology.  In addition, we submitted both the early and the current versions of EcoTru® to a major U.S. de-formulation laboratory to see if they could reverse engineer our products. Despite their best efforts to reverse engineer our product, they were not able to provide us with an accurate report of the micro-emulsion ingredients or manufacturing process. As new products are brought to market, we intend to carefully analyze each for the methodology to be employed in protection of the intellectual property.

Pursuant to an Intellectual Property Assignment Agreement, effective as of July 30, 1996, between EnviroSystems, American Children's Foundation, Richard M. Othus, Andrew D.B. Lambie and Cascade Chemical Corporation, each of American Children’s Foundation, Mr. Othus, Mr. Lambie and Cascade Chemical Corporation irrevocably assigned to us all of their rights to the chemical formula which we use in the manufacture of our product. In consideration thereof, we agreed to pay to each of Messrs. Othus and Lambie a royalty equal to 0.25% of gross revenues received by us from sales of our products throughout the world, less credits and returns, for as long as we sell products which embody the assigned formula.

Our products are sold under a variety of trademarks and trade names. We own all of the trademarks and trade names we believe to be material to the operation of our business. EcoTru® is currently registered in the United States, Japan, and Taiwan. We expect to file additional registrations in the European Union countries and Canada. Likewise we have filed to register EnviroTru®, EquineTru®, SurfaceTru™ KeraTru™, GeoTru™ and Anpath.

Except for the trademarks referred to above, we do not believe any single trademark is material to the operations of our business as a whole.

Employees

As of September 30, 2008, we had a total of seven full time employees. None of our employees are represented by a trade union. We anticipate hiring additional full time employees within the next twelve months.

Customers

We have traditionally sold the majority of our products to customers in the healthcare industry, including hospitals, dental offices, physicians' offices, reference laboratories, long term care facilities and veterinary offices. In addition, we also have also sold our products to the aviation industry, janitorial industry, local and federal government, education and customers in the hospitality industry. Sales to our top ten customers represented approximately 99.09% of our sales for the twelve months ended September 30, 2008. For the fiscal year ended September 30, 2008, JetBlue accounted for 43.48% of sales of our wipes.

Sales, Marketing, Distribution

Our strategy has been to market and sell our products primarily through third party distributors and to a lesser extent through direct sales. For the twelve months ended September 30, 2008, sales through distributors accounted for approximately 79.35% of our sales. We have entered into distribution agreements with distributors that service the industry segments that we have targeted for sales of our products. In the transportation industry, we have entered into a distribution agreement with Andpak, a distributor to the aviation industry which markets our EnviroTru™ 1453 and SurfaceTru™ cleaning wipes to the same industry.

We have also entered into distribution agreements with distributors to market our products outside of the United States. To date we have had minimal international sales of our products.  However, recent sales to both the Korean and Japanese markets are encouraging.

Our direct sales efforts were traditionally focused on healthcare facilities.  More recently we have emphasized those locations that require a disinfectant/cleaner with a strong efficacy and safety profile, such as transit systems, schools, government facilities and green buildings.  Our efforts are intended primarily to help gain market acceptance, attract major distributors and establish our Company branding. For the twelve months ended September 30, 2008, direct sales to customers accounted for 20.65% of our sales.

The majority of our products are shipped to customers from our contract manufacturers’ facilities in Minneapolis, MN, Morgan Hill, CA or Bucyrus, OH.  We use third party carriers to deliver our products. From time to time, we will arrange for shipments directly from our contract manufacturer.